Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:

Marc Brailov

MicroStrategy Incorporated

(703) 770-1670

mbrailov@microstrategy.com

MICROSTRATEGY ANNOUNCES SHARE REPURCHASE PROGRAM

MCLEAN, Va., July 27, 2004 - MicroStrategy® Incorporated (NASDAQ: MSTR), a leading worldwide provider of business intelligence software, today announced that its Board of Directors has authorized the repurchase of up to an aggregate of $35 million of the company’s class A common stock from time to time in the open market or in privately negotiated transactions.

The company will determine the timing and amount of any shares repurchased based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time.

The repurchase program will be funded using the company’s working capital. As of June 30, 2004, MicroStrategy had cash, cash equivalents and long-term investments of approximately $87.2 million. MicroStrategy had approximately 12.5 million shares of class A common stock and approximately 3.5 million shares of class B common stock outstanding as of June 30, 2004.

About MicroStrategy Incorporated

Founded in 1989, MicroStrategy is a worldwide leader in the increasingly critical business intelligence software market. Leading Fortune 2000 companies are integrating MicroStrategy’s industrial-strength software into virtually all facets of their businesses. The MicroStrategy Business Intelligence Platform™ distills vast amounts of data into vital, probing insight to help drive cost-efficiency, productivity, customer relations and revenue-generation. MicroStrategy offers exceptional capabilities — excellent scalability, powerful analytics, user-friendly query and reporting features and an outstanding, easy-to-use Web interface. Top companies are using MicroStrategy to cost-effectively harness large, multi-terabyte databases; empower thousands of employees at all operational levels; and extend the benefits of business intelligence enterprise-wide and beyond to customers, partners and suppliers.

MicroStrategy has over 2,600 enterprise-class customers, including General Motors, Lowe’s Home Improvement Warehouse, Yahoo!, Visa International, Wells Fargo, Telecom Italia, AT&T Wireless Group and Aventis. MicroStrategy also has relationships with over 500 systems integrators and application development and platform partners, including IBM, PeopleSoft, Sun, HP, and Teradata, a division of NCR. MicroStrategy is listed on Nasdaq under the symbol MSTR. For more information or to purchase or demo MicroStrategy’s software, visit MicroStrategy’s Web site at http://www.microstrategy.com.

MicroStrategy and MicroStrategy Business Intelligence Platform are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

This press release includes forward-looking statements. Statements in this press release regarding the company’s intention to repurchase shares of its class A common stock from time to time under the share repurchase program and the source of funding are forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of the company’s stock prevailing from time to time, the nature of other investment opportunities presented to the company from time to time, the company’s cash flows from operations, general economic conditions, and other factors identified in the company’s Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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